Exhibit 10.7

AMENDED AND RESTATED SEVERANCE AGREEMENT
(NON-CHANGE IN CONTROL)

AMENDMENT NO. 2

WHEREAS _________ (the “Employer”) previously adopted the Amended and Restated Severance Agreement (Non-Change in Control) (the “Agreement”) dated ____________ that provides certain severance payments and benefits to specific executives, including __________ (the “Executive”);

WHEREAS, the Employer and Executive desire to amend the Agreement to (i) clarify the provision of Health Benefits (as defined in the Agreement), (ii) further clarify that the Agreement is intended to comply with and be administered in a manner that complies with Code section 409A, and (iii) make certain other minor corrections.

NOW THEREFORE, BE IT RESOLVED THAT, effective September 20, 2012, the Employer and the Executive amend the Agreement as follows:

1.	The definition of EIP is hereby deleted in its entirety and replaced with the following:

“EIP” means the Company's 2006 Equity and Incentive Plan, 2012 Equity and Incentive Plan, or any successor plan, each as may be amended from time to time.

2.	The definition of Severance Benefits is hereby deleted in its entirety and replaced with the following:

“Severance Benefits” means Health Benefits substantially similar to those provided to Executive and Executive's dependents by or on behalf of the Executive's Employer immediately prior to the Severance Date, in accordance with the applicable benefit plan eligibility requirements and policies. To the extent possible, the Health Benefits shall be provided at the Employer's expense through COBRA, in accordance with the applicable plans, programs or policies of the Company. For any portion (if any) of the Severance Period in which the Health Benefits cannot be provided through COBRA, the Employer shall promptly purchase, at its own expense and at no cost to the Executive, an individual policy from an A-rated third party insurer under which Executive and Executive's dependents shall receive the benefits described above (with no preexisting condition limitations). With respect to each of Executive and Executive's dependents who are provided Health Benefits by or on behalf of the Executive's Employer immediately prior to the Severance Date, the Health Benefits shall be provided from the Severance Date until the earliest to occur of (A) the expiration of the Severance Period, (B) the date on which Executive or Executive's dependent(s), as applicable, becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion; provided, however, for avoidance of doubt, benefits made available to one or more of Executive and Executive's dependents by the employer of Executive's spouse shall not reduce the Health Benefits otherwise available, except to the extent the Executive's spouse elects to receive such benefits from his or her employer, (C) the date on which Executive or the Executive's dependent(s), as applicable, becomes entitled to benefits under Medicare and (D) the date on which Executive becomes eligible for retiree medical coverage offered by the Company or its Affiliates. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive's period of COBRA coverage, if any.

Executive shall promptly notify Employer if, prior to the expiration of the maximum period of coverage, the Executive or any of the Executive's dependents becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or becomes entitled to benefits under Medicare.

The Employer may limit any reimbursement to the Executive to the excess, if any, of the cost to the Executive of Health Benefits over such cost immediately prior to the Severance Date.

If the Executive dies, the Employer shall continue to provide the Executive's dependents with the Health Benefits otherwise receivable on the same basis as if the Executive had survived.

If any such benefits are treated as deferred compensation subject to Code section 409A and the Executive is a Specified Employee, the Executive shall pay the full cost of such benefits for the first six months after the Severance Date and the Employer shall reimburse the Executive for such payments as soon as practicable thereafter but not later than nine (9) months from the date the Executive paid such costs.

3.	The definition of Tax Counsel is hereby deleted in its entirety.

4.	Section 4.2 is hereby deleted in its entirety and replaced with the following:

Subject to Section 4.3, the Severance Payment and any Severance Benefits that are payable in cash shall be payable to the Executive, in each case less amounts withheld for Taxes as required under applicable law, within sixty days following the Severance Date; provided, however, that the Executive shall not be eligible to receive the Severance Payment, Severance Benefits or Outplacement Services unless the Executive (or, in the event of the death of the Executive, the executor, personal representative or administrator of the Executive's estate) first executes and delivers to the Company a written release substantially in the form attached as Exhibit A hereto within the timeframe specified in the written release (but in no event later than 45 days following the Severance Date) and such release becomes effective pursuant to the terms of such release.
The Executive shall be liable for the payment of all Taxes. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any Taxes which it is from time to time required to withhold.

5.	Section 4.3 is hereby deleted in its entirety and replaced with the following:

Notwithstanding any other provision in this Agreement, to the extent any payments of the Severance Payment, Severance Benefits or Outplacement Services constitutes payments of nonqualified deferred compensation, within the meaning of Code section 409A, then (A) each such payment which is conditioned upon Executive's execution of a release and which is to be paid or provided during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid or provided in the second taxable year and (B) if the Executive is a Specified Employee as of the Severance Date, each such payment that would have been paid prior to the six-month anniversary of the Severance Date shall be delayed until the earlier to occur of (i) the date that is six (6) months and one (1) day after the Severance Date and (ii) the date of the Executive's death.

6.	In Section 4.4, the references to “Section 15 of the EIP” and “EIP” are hereby deleted and replaced with the following:

Section A of the Administrative Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time,

7.	In Section 4.5, the third paragraph is hereby deleted in its entirety and replaced with the following:

Notwithstanding the foregoing, if at the time a dispute or controversy arises the Executive is working outside of the United States, and if at such time the Executive maintains a residence in the United States, the dispute or controversy will be resolved (i) by arbitration in the metropolitan area closest to the Executive's residence in the United States or (ii) by litigation in the United States District Court in the metropolitan area closest to the Executive's residence in the United States or, only if there is no basis for federal jurisdiction, in state court closest to the Executive's residence in the United States. If the Executive does not maintain a United States residence at such time, the dispute or controversy will be subject to arbitration in Ann Arbor, Michigan or to litigation in the United States District Court for the Eastern District of Michigan (or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan).

8.
In Section 6.5(c), the reference to “the United States District Court for the Northern District of California” is hereby deleted and replaced with “the United States District Court for the Eastern District of Michigan” and the reference to “California” is hereby deleted and replaced with “Michigan”.

9.	Section 7.5 is hereby deleted in its entirety and replaced with the following:

The Company, the Employer and the Executive intend for the Agreement to comply with the requirements of Code section 409A such that none of the payments hereunder will result in compensation to be includible in the Executive's income pursuant to Code section 409A(a)(1)(A). The Agreement shall be interpreted in a manner consistent with such intent.
The payments to Executive pursuant to this Agreement are also intended to be exempt from Code section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purpose, any installment paid to Executive under this Agreement shall be considered a separate payment.

If any provision of the Agreement would cause compensation to be includible in the Executive's income pursuant to Code section 409A(a)(1)(A), such provision shall be void, and the Employer shall have the unilateral right to amend the Agreement retroactively for compliance with Code section 409A in such a way as to achieve substantially similar economic results without causing such inclusion. Any such amendment shall be binding on the Executive. In the event the Agreement does not comply with the requirements of Code section 409A, the Executive will be solely responsible for any adverse tax consequences to the Executive.
To the extent any amounts under this Agreement are payable by reference to Executive's Severance Date or “termination of employment” such terms and similar terms shall be deemed to refer to Executive's “separation from service,” within the meaning of Code section 409A.
Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all documentation reasonably required by Employer, and shall be paid to Executive within 30 days following receipt of such documentation, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

10.
In Section 7.9, the reference to “2855 Campus Drive, San Mateo, California 94403, attention General Counsel” is hereby deleted and replaced with “2211 Old Earhart Road, Ann Arbor, Michigan, 48105, attention President and General Counsel”.

11.	The Employer and the Executive agree that, except as specifically amended hereby, all provisions of the Agreement remain in full force and effect.

* * * * *

This Amendment No. 2 is hereby executed by the undersigned authorized representative of the Employer and by the Executive.

[NAME OF EMPLOYER]

By: ___________________________
Name:
Title:

EXECUTIVE

By:____________________________
Name: